Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-252321 and 333-263985) of our report dated March 13, 2023, relating to the consolidated financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Irvine, California
March 13, 2023
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